Exhibit 99.2

Operating Metrics:

Production Performance, Q4 2017

The table below presents the long term average production (LTA) for wind farms compared to actual production, including compensated curtailment:

Region	Q4 2017		Actual Results (% of LTA)	Wind Index (% of LTA)
	LTA (GWh)	Production (GWh)

Eastern U.S.	1,083	946	87%	93%
Western U.S.	569	511	90%	100%
Canada	575	607	106%	102%
Other	100	60	60%	96%
Total	2,327	2,124	91%	96%

Wind Index is defined as GWh that could have been produced from actual wind, divided by GWh that could have been produced from expected wind.

Expected Long Term Average Production 2018

The table below presents expected long term average production for 2018:

Region	Q1 LTA (GWh)	Q2 LTA (GWh)	Q3 LTA (GWh)	Q4 LTA (GWh)	FY LTA (GWh)
Eastern U.S.	1,050	1,064	755	973	3,842
Western U.S.	582	695	521	566	2,364
Canada	567	546	387	659	2,159
Other	95	137	146	141	519
Total	2,294	2,442	1,809	2,339	8,884